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                                                                    Exhibit 99.1

                           EXCHANGE AGENCY AGREEMENT


                                                                   July __, 2001

Wilmington Trust Company
Corporate Trust Administration
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Ladies and Gentlemen:

     PG&E National Energy Group, Inc., a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange any and all of its outstanding 10.375% Senior Notes, due 2011) (the "Original Notes") for its 10.375% Senior Notes due 2011 (the "Exchange Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated July __, 2001 (as the same may be amended or supplemented from time to time, the "Prospectus"), to be distributed to all record holders of the Original Notes. A copy of the Prospectus is attached hereto as Exhibit A. The Original Notes and the Exchange Notes are collectively referred to herein as the "Securities." Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

     A copy of each of the form of the Letter of Transmittal, the form of the Notice of Guaranteed Delivery, the form of letter to brokers and the form of letter to clients to be used in connection with the Exchange Offer are attached hereto as Exhibit B.

     The Company hereby appoints Wilmington Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to the Exchange Agent.

     The Exchange Offer is expected to be commenced by the Company on or about July __, 2001. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Notes tendered in connection therewith and (ii) the book-entry transfer of Securities to the Exchange Agent's account.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________, 2001 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (to be confirmed

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in writing) or written notice to you before 9:00 a.m., New York City time, on the Business Day following the previously scheduled Expiration Date.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer B Conditions to the Exchange Offer." The Company will give you prompt oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Original Notes.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer as soon as practicable, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents received by you from or for holders of the Original Notes to ascertain whether: (i) on their face the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform such tendering holders of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.

     5. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer B Procedures for Tendering,"

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and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, Original Notes that any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered. Such approval, if given orally, shall be confirmed in writing.

     6. You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Original Notes.

     7.  You shall accept tenders:

         (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;

         (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and

         (c) from persons other than the registered holder of Original Notes provided that customary transfer requirements are satisfied.

     You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates or Original Notes to the transfer agent for division and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes provided to you by or on behalf of the Company and cause such Original Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Original Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. The Company shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof. Original Notes

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may be tendered in whole or in part in denominations of $100,000 and integral multiples of $1,000 in excess thereof, provided that if any Original Notes are tendered for exchange in part, the untendered principal amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

     10. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given orally (and confirmed in writing) by the Company to you.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer B Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates of Original Notes not accepted for exchange (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Original Notes, unaccepted Original Notes or Exchange Notes shall be forwarded: (a) by first-class certified mail, return receipt requested, under a blanket surety bond at the direction and expense of the Company protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates; (b) by registered mail insured separately by you at the expense of the Company, protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates; or (c) by effectuating appropriate book-entry transfer.

     13. You are not authorized to pay or offer any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.  As Exchange Agent hereunder, you:

          (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or in the Letter of Transmittal or as specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates

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               or the Original Notes or Exchange Notes represented thereby deposited with you or issued pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

          (c) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might, in your judgment, subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

          (d) may rely on, and be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on, and shall be authorized and protected in acting or failing to act upon the written, telephonic and oral instructions with respect to any matter relating to you acting as Exchange Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

          (g) may consult with counsel satisfactory to you, including counsel for the Company, with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel, provided that you shall promptly notify the Company of any action taken or omitted by you in reliance upon such advice or opinion;

          (h) are not authorized, and shall have no obligation, to pay any brokers, dealers or soliciting fees to any person; and

          (i) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market

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               value or decline or appreciation in market value of any Original
               Notes.

     15. You shall take such action as may from time to time be requested by the Company or its counsel or any Designated Officer of the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved and provided to you from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Senior Vice President, Finance.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Senior Vice President, Finance of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested by the Company) up to and including the Expiration Date, as to the aggregate principal amount of Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons, upon oral request made from time to time on or prior to the Expiration Date, such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and deliver said list to the Company promptly after the Expiration Date.

     17. Letters of Transmittal and Notices of Guaranteed Delivery received by you shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to the compensation set forth on Schedule I attached hereto, plus reasonable out-of-pocket expenses and

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reasonable attorneys' fees, incurred in connection with your services hereunder, within thirty days following receipt by the Company of an itemized statement of such expenses and fees in reasonable detail.

     20. (a) The Company covenants and agrees to indemnify and hold you (which for purposes of this paragraph shall include your directors, officers and employees) harmless in your individual capacity and in your capacity as Exchange Agent hereunder from and against any and all loss, liability, cost, damage, expense and claim, including but not limited to reasonable attorneys' fees and expenses, incurred by you as a result of, arising out of or in connection with the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder; provided, however, that the Company shall not be liable for indemnification or otherwise, or hold you harmless, for any loss, liability, costs, damage, expense or claim arising out of your bad faith, gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any suit brought to enforce any claim such; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between them. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any counsel thereafter retained by you. The Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

          (b) You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its directors or controlling persons is an actual or potential party to such claim, action or proceeding).

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     21.  The Company understands that you are required in certain instances to deduct 31% of the amounts to be paid with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from holders who have not supplied their correct Taxpayer Identification Number or required certification. You will remit any such funds to the Internal Revenue Service in accordance with applicable regulations.

     22. You shall notify the Company of the amount of any transfer taxes of which you have actual knowledge are payable in respect of the exchange of Original Notes.

     23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, and no other person shall have any rights hereunder.

     24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     27. Unless otherwise provided herein, all notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

     If to the Company:         PG&E National Energy Group, Inc.
                                7500 Old Georgetown Road
                                Bethesda, MD  20814
                                Facsimile:  (301) 280-6900
                                Attention:  General Counsel

     If to the Exchange Agent:  Wilmington Trust Company
                                Rodney Square North
                                1100 North Market Street
                                Wilmington, Delaware  19890
                                Facsimile:  (302) 651-8882
                                Attention:  Steve Cimallore

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     28.  Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 20 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

     29.  This Agreement shall be binding and effective as of the date hereof.


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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                              PG&E NATIONAL ENERGY GROUP, INC.


                              By:
                                   -----------------------------------------
                                    Title:


                              Accepted as of the date first above written:


                              WILMINGTON TRUST COMPANY


                              By:
                                   -----------------------------------------

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                                   SCHEDULE I
                                   ----------

                                      FEES
                                      ----

                                SCHEDULE OF FEES
                                      FOR
                        PG&E NATIONAL ENERGY GROUP, INC.

                         10.375% Senior Notes Due 2011



1.   Exchange Agent Fee: $5,000

     Covers review of the Letter of Transmittal, the Exchange Agent Agreement and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, Agent's Messages and Notices of Guaranteed Delivery.

     Note: The fees set forth in this schedule are subject to review of documentation and our internal credit and conflict review. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including reasonable counsel fees, incurred in the performance of our duties will be added to the billed fees. If a deal should fail to close for reasons beyond our control, we reserve the right to charge our acceptance plus reimbursement for legal fees incurred.

     Fees for any services not specifically covered in this or other applicable schedules will be based on an appraisal of services rendered.

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